Exhibit 8, 23.3







Susan B. Zaunbrecher, Esq.
zaunbrec@dinslaw.com
(513) 977-8171


                               April 5, 1999

LCNB Corp.
P.O. Box 59
Lebanon, Ohio 45036

Ladies and Gentlemen

This opinion is rendered for use in connection with the Registration Statement on Form S-4, under the Securities Act of 1933, Securities and Exchange Commission File No. 333-70913 (the "Registration Statement") filed by LCNB Corp. with the Securities and Exchange Commission pursuant to which up to 1,760,000 shares of LCNB Corp.'s common stock are to be registered for purposes of the proposed reorganization whereby Lebanon Citizens National Bank will be merged with and into LC Interim National Bank, a wholly owned subsidiary of LCNB Corp., in order to effect a holding company structure. As counsel for LCNB Corp., we have been requested to render our opinion with respect to certain tax matters and consequences of the reorganization described in the Registration Statement. All capitalized terms used herein which are not defined shall have the meanings ascribed to them in the Registration Statement.

We hereby consent to the filing of this opinion as Exhibit 8 and
23.3 to the Registration Statement and the reference to our name in the Registration Statement.

We have reviewed the terms of the proposed transaction as set forth in the Plan and Agreement of Merger and the Agreement of Merger and described in the Registration Statement.

Our opinion is limited to the matters expressly addressed above. No opinion is given or should be inferred as to any other issue. Our opinion is further based on our analysis of the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service Rulings, and judicial decisions interpreting the Code as in effect on the date hereof, all of which are subject to change, prospectively or retroactively.

Based upon and subject to the foregoing, our opinion is as follows:

1. The proposed statutory merger will qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(A) and
Section 368(a)(2)(D) of the Internal Revenue Code of 1986. Lebanon Citizens, the Interim Bank and LCNB Corp. will each be a party to the reorganization within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by Lebanon Citizens upon the transfer of substantially all of its assets to the Interim Bank in exchange for LCNB Corp.'s common stock, and the assumption of all of Lebanon Citizens' liabilities by the Interim Bank.

3. No gain or loss will be recognized by either LCNB Corp. or the Interim Bank upon the acquisition by the Interim Bank of substantially all of the assets of Lebanon Citizens in exchange for LCNB Corp.'s common stock.

4. The basis of the assets of Lebanon Citizens acquired by the Interim Bank will be the same in the hands of the Interim Bank as the basis of such assets in the hands of Lebanon Citizens immediately prior to the merger. The holding periods of the assets of Lebanon Citizens received by the Interim Bank will include the periods for which such assets were held by Lebanon Citizens.

5. No gain or loss will be recognized by the shareholders of Lebanon Citizens upon the exchange of Lebanon Citizens common stock into LCNB Corp. common stock.

6. The federal income tax basis of the shares of LCNB Corp. common stock received by the shareholders of Lebanon Citizens will be the same as the basis of Lebanon Citizens common stock surrendered therefor.

7. The holding period of LCNB Corp. common stock received by the shareholders of Lebanon Citizens will include the period during which Lebanon Citizens common stock surrendered therefor was held, provided that Lebanon Citizens common stock was a capital asset in the hands of the shareholders of Lebanon Citizens on the date of the consummation of the transaction.

8. The Interim Bank shall take into account as of the date of the proposed merger (as defined in Section 1.381(b)-1(b) of the Regulations promulgated under Code Section 381), the items described in Section 381(c) of the Code subject to the conditions and limitations of Sections 381, 382, 383 and 384 of the Internal
Revenue Code of 1986 and the regulations thereunder.

                                       Very truly yours,

                                       DINSMORE & SHOHL LLP

                                       /s/ Susan B. Zaunbrecher
                                       Susan B. Zaunbrecher
SBZ:gt